Exhibit 10.8

Execution Copy

SALE AND PURCHASE AGREEMENT

21 MARCH 2011

regarding the

sale and purchase of the

Kabel BW Group

Sale and Purchase Agreement

by and between

1.	Oskar Rakso S.à r.l., with its business address at 23 Rue Aldringen, L-1118 Luxembourg, Luxembourg,

- herein “Seller” -

2.	UPC Germany HoldCo 2 GmbH, with its business address at Hohe Bleichen 7, D-20354 Hamburg, Germany,

- herein “Purchaser” -

3.	Liberty Global Europe Holding BV with its business address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands,

- herein “Guarantor” -

4.	Liberty Global Holding BV with its business address at Boeing Avenue 53, 1119 PE Schiphol-Rijk, The Netherlands,

- herein “Secondary Guarantor” -

- each of Seller, Purchaser, Guarantor and Secondary Guarantor herein also referred to individually as a “Party” and collectively as “Parties” -

Table of Contents

Table of Contents		3
Exhibits		4
Schedules		5
Definitions		6
1.	Current Corporate Status	10
2.	Current Financing Status	12
3.	Transaction Dates	14
4.	Sale, Purchase and Assignment of the Sold Shares and the New Sold Share, Assignment of the LuxCo Loan Receivable and Assumption of Upstream Loan	14
5.	Pre-Closing Reorganization; Issuance of Notes; Termination of Group Financing Agreements and Group Hedging Agreements	17
6.	Purchase Price; Equity Value Bridge	20
7.	Escrow, Payments, Default	20
8.	Closing Condition and Closing	21
9.	Seller’s Guarantees	26
10.	Remedies	30
11.	Seller’s Covenants	36
12.	Indemnity against Transaction Fees	40
13.	Expiration and Limitation of Claims	40
14.	Purchaser’s and Guarantor’s Indemnity	42
15.	Cooperation	43
16.	Guarantor’s Guarantee and Secondary Guarantor’s Guarantee	44
17.	Restrictions of Announcement and Confidentiality	44
18.	Notices	46
19.	Costs, Expenses, Fees and Charges	48
20.	Entire Agreement, Interpretation	48
21.	No Third Party Rights	49
22.	No Assignment, No Set-off Rights	49
23.	Certain Terminology	49
24.	Governing Law, Dispute Resolution	50
25.	Invalid Provisions, Unintended Gaps (Salvatorische Klausel)	50

Exhibits

Exhibit A	Company Structure
Exhibit 2.2	Financing Securities
Exhibit 2.3	Interest Hedging Agreements
Exhibit 4.1	Transfer Agreement
Exhibit 4.5	Commitment Letter
Exhibit 4.6	LuxCo Loan Receivable Assignment Agreement
Exhibit 4.7-1	Debt Assumption Agreement
Exhibit 4.7-2	Consent Letter
Exhibit 5.1	Structuring Memorandum
Exhibit 5.3.1-1	Offering Memorandum
Exhibit 5.3.1-2	Backstop Commitment Letter
Exhibit 5.3.1-3	Purchase Agreements
Exhibit 5.3.2	Revolving Credit Facility
Exhibit 6.2	Equity Value Bridge
Exhibit 7.1	Escrow Agreement
Exhibit 10.3.1	Claims and Events taken into Consideration in the Financial Statements
Exhibit 10.3.5.10	Joint Instruction Letter
Exhibit 11.2	Contact Persons
Exhibit 24.2	Supplementary Rules for Expedited Proceedings of the German Institution of Arbitration e.V.

Schedules

Schedule 9.1.4	Ownership of Companies, Affiliates, Equity Interest
Schedule 9.1.6	Conduct of Business
Schedule 9.1.7	Financial Statements
Schedule 9.1.8-1	Increase of Compensation of Senior Management
Schedule 9.1.8-2	Transaction Fees
Schedule 9.1.9.3	Payments to Seller and Seller’s Affiliates

Definitions

Affiliate(s)	any affiliate(s) (Verbundene(s) Unternehmen) within the meaning of Section 15 German Stock Corporation Act (AktG)

Agreement	as defined in Recital (D)

Ancillary Agreements	as defined in Section 20.1

Antitrust Clearance	as defined in Section 8.1.1

Backstop Antitrust Clearance	as defined in Section 8.1.2

Backstop Bank	as defined in Section 4.5

Backstop Commitment Letter	as defined in Section 5.3.1

Backstop Condition	as defined in Section 4.5

Backstop Drop Dead Date	as defined in Section 8.4

Best Knowledge of Seller	as defined in Section 9.3

Break-up Fee	as defined in Section 8.6

Business	as defined in Recital (B)

Business Days	as defined in Section 23.1

Capital Increase	as defined in Section 1.2

Closing	as defined in Section 8.1

Closing Condition	as defined in Section 8.1

Closing Date	as defined in Section 3.4

Closing Events	as defined in Section 8.5

Commitment Letter	as defined in Section 4.5

Company/Companies	as defined in Section 1.7

Confidential Information	as defined in Section 17.2

Contact Persons	as defined in Section 11.2

Contribution Agreement	as defined in Section 1.2

Data Room	as defined in Section 10.3.5.10

De Minimis Claims	as defined in Section 13.3

Debt Assumption Agreement	as defined in Section 4.7

Deductible	as defined in Section 13.3

Deloitte & Touche	as defined in Section 9.1.7

Designated Acquirer	as defined in Section 4.4

Disclosure Schedules	as defined in Section 9.2

Drop Dead Date	as defined in Section 4.4

Effective Date	as defined in Section 3.2

Equity Value	as defined in Section 6.1.1

Equity Value Bridge	as defined in Section 6.2

Ernst & Young	as defined in Section 10.3.5.2

Escrow Account	as defined in Section 7.1

Escrow Agent	as defined in Section 7.1

Escrow Agreement	as defined in Section 7.1

Escrow Amount	as defined in Section 7.1

Exempted Claims	as defined in Section 13.1

Fees	as defined in Section 9.1.8

Financial Statements	as defined in Section 9.1.7

Financing Securities	as defined in Section 2.2

Group Financing Agreements	as defined in Section 2.1

Group Hedging Agreements	as defined in Section 2.3

Guarantor	Liberty Global Europe Holding BV

Hedging Framework Agreements	as defined in Section 2.3

Initial Purchase Price	as defined in Section 7.2.2

Initial Purchasers	as defined in Section 5.3.1

Intercreditor Agreement	as defined in Section 2.1.4

Interest Hedging Agreements	as defined in Section 2.3

Kabel BW Erste	as defined in Section 1.2

Kabel BW Group	as defined in Recital (A)

Kabel BW Holdings	as defined in Section 1.4

Kabel BW KG	as defined in Section 1.6

Kabel BW Verwaltung	as defined in Section 1.5

Liability Cap	as defined in Section 13.4

Losses	as defined in Section 10.1

LuxCo Loan Receivable	as defined in Section 1.2

LuxCo Loan Receivable Amount	as defined in Section 4.6

LuxCo Loan Receivable Assignment Agreement	as defined in Section 4.6

LuxCo Loan Settlement Amount	as defined in Section 4.5.1

Market Disruption	as defined in Section 8.7

Material Adverse Effect	as defined in Section 9.4

Maximum Repayment Amount	as defined in Section 5.2

Mezzanine Facility Agreement	as defined in Section 2.1.3

Minimum Amount	as defined in Section 4.5.1

New Sold Share	as defined in Section 1.2

Notes	as defined in Section 5.3.1

Offering Memorandum	as defined in Section 5.3.1

Party/Parties	Oskar Rakso S.à r.l., UPC Germany HoldCo 2 GmbH, Liberty Global Europe Holding BV and Liberty Global Holding BV

Postbank Framework Agreement	as defined in Section 2.1.2

Purchase Agreements	as defined in Section 5.3.1

Purchase Price	as defined in Section 6.1

Purchaser	UPC Germany HoldCo 2 GmbH

Purchaser Claim	as defined in Section 10.1

Purchaser’s Account	as defined in Section 7.3

Rabobank	as defined in Section 2.3

RBS	as defined in Section 2.1.1

Relevant Budget	as defined in Section 11.2.5

Revolving Credit Facility	as defined in Section 5.3.2

Scheduled Closing Date	as defined in Section 3.3

Secondary Guarantor	Liberty Global Holding BV

Seller	Oskar Rakso S.à r.l.

Seller’s Account	as defined in Section 7.2.2

Seller’s Affiliates	as defined in Section 9.1.9.1

Seller’s Covenants	as defined in Section 11.4

Seller’s Guarantees	as defined in Section 9.1

Seller’s Indemnification Claims	as defined in Section 14.1

Seller’s Operating Covenants	as defined in Section 11.4

Seller’s Ringfencing Covenants	as defined in Section 11.4

Senior Facilities Agreement	as defined in Section 2.1.1

Signing Date	as defined in Section 3.1

Sold Shares	as defined in Section 1.1

Solon	as defined in Section 10.3.5.4

Structuring Memorandum	as defined in Section 5.1

Tax/Taxes	as defined in Section 10.1.2

Third Party Claim	as defined in Section 10.5

Time Limitations	as defined in Section 13.1

TopCo New	as defined in Section 1.1

TopCo Share	as defined in Section 1.2

Transaction Fees	as defined in Section 9.1.8

Transaction Fees Indemnity	as defined in Section 12.1

Transfer Agreement	as defined in Section 4.1

Trigger Event	as defined in Section 4.5

Upstream Loan	as defined in Section 2.4

Upstream Loan Agreement	as defined in Section 2.4

RECITALS

(A)	WHEREAS, Seller is the direct and indirect owner of the companies set out in Exhibit A (herein collectively the “Kabel BW Group”).

(B)	WHEREAS, the Kabel BW Group is engaged in the operation of cable networks and the supply of digital and analogue cable TV services, fixed and mobile telephone and high-speed Internet connections in the state of Baden-Württemberg (herein “Business”).

(C)	WHEREAS, Seller has decided that it wishes to dispose of the Kabel BW Group.

(D)	WHEREAS, Seller intends to sell and transfer the Kabel BW Group to Purchaser upon the terms and conditions of this sale and purchase agreement (herein “Agreement”) whilst Purchaser wishes to purchase and to acquire the Kabel BW Group subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Current Corporate Status

1.1	Seller holds 25,000 shares with a nominal value of EUR 1.00 each (herein collectively “Sold Shares”) representing 100% (in words: one hundred percent) of the issued share capital of Kronen tausend650 GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Charlottenburg under registration number HR B 131058 and having its seat (Sitz) in Berlin, Germany, its company name to be changed to “Musketeer GmbH” (herein “TopCo New”); and

1.2

Seller has passed a shareholder’s resolution regarding a capital increase in kind (Kapitalerhöhung gegen Sacheinlagen) (herein “Capital Increase”) at the level of TopCo New and, in fulfilment of such shareholder’s resolution, has contributed to TopCo New, by way of a so-called mixed contribution in kind (gemischte Sacheinlage) under a certain contribution agreement (Einbringungsvertrag) dated as of the date hereof (roll of deeds no. W 650/2011/2011 of the notary Dr. Hartmut Wicke, Munich) (herein “Contribution Agreement”), the sole share in the nominal amount of EUR 25,000 (herein “TopCo Share”) representing 100% (in words: one hundred percent) of the issued share capital of Kabel BW Erste Beteiligungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Mannheim under registration number HR B 701726 and having its corporate seat (Sitz) in Heidelberg, Germany (herein “Kabel BW Erste”), in exchange of (i) a new share in TopCo New with a par value of EUR 500 (in words: five hundred Euro) (herein “New Sold Share”) and (ii) a loan receivable of EUR 1,100,000,000 (in words: one billion one hundred million Euro) (herein “LuxCo Loan Receivable”). Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft GmbH has confirmed that the value of the TopCo Share exceeds the aggregate value of (x) the par value of the New Sold Share and (y) the LuxCo Loan Receivable. As of the Signing Date (as defined in Section 3.1 below), the Capital Increase has not been notified to, or registered with, the commercial register of TopCo New.

1.3	TopCo New holds the TopCo Share in Kabel BW Erste as described in Section 1.2 above.

1.4	Kabel BW Erste holds several shares in the nominal aggregate amount of EUR 2,544,250 in Kabel BW Holdings GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Mannheim under registration number HR B 702325 and having its corporate seat (Sitz) in Heidelberg, Germany (herein “Kabel BW Holdings”). The issued share capital of Kabel BW Holdings amounts to EUR 5,088,000. All shares not held by Kabel BW Erste are held by Kabel BW Holdings as treasury shares (eigene Anteile) in the nominal aggregate amount of EUR 2,543,750.

1.5	Kabel BW Holdings holds all shares in an aggregate nominal amount of EUR 25,000 representing 100% (in words: one hundred percent) of the issued share capital of Kabel Baden-Württemberg Verwaltungs-GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Mannheim under registration number HR B 337469 and having its corporate seat (Sitz) in Heidelberg, Germany (herein “Kabel BW Verwaltung”).

1.6	Kabel BW Holdings is the sole limited partner (Kommanditist) of, and holds the total limited liability capital (Kommanditkapital) in, Kabel Baden-Württemberg GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany and registered with the commercial register (Handelsregister) maintained at the local court (Amtsgericht) of Mannheim under registration number HR A 701184 and having its corporate seat (Sitz) in Heidelberg, Germany (herein “Kabel BW KG”). Kabel BW Verwaltung is the sole general partner (Komplementär) of Kabel BW KG without any capital interest (Kapitalbeteiligung).

1.7	Kabel BW Erste, Kabel BW Holdings, Kabel BW Verwaltung, Kabel BW KG and TopCo New are herein each referred to individually as a “Company” and collectively as the “Companies”.

2.	Current Financing Status

2.1	The Companies are party to the following financing arrangements:

2.1.1	A certain senior term facilities, capital expenditure and acquisition facility, revolving facility and second lien facility agreement dated 23 January 2005 (as amended and restated on 09 June 2006 and on 01 August 2006), entered into among Kabel BW Erste, Kabel BW Holdings, Kabel BW KG (respectively its legal predecessor) and The Royal Bank of Scotland, Frankfurt Branch (herein “RBS”), as further amended from time to time (herein “Senior Facilities Agreement”);

2.1.2	A certain framework facility agreement dated 23 June 2009 entered into among Kabel BW KG and Deutsche Postbank AG (herein “Postbank Framework Agreement”);

2.1.3	A certain mezzanine facility agreement dated 05 July 2006 (as amended and restated on 01 August 2006) entered into among Kabel BW Erste, Kabel BW Holdings, Kabel BW KG (respectively its legal predecessor) and RBS, as further amended from time to time (herein “Mezzanine Facility Agreement”);

2.1.4	A certain intercreditor agreement dated 02 February 2005 (as amended and restated on 05 July 2006) entered into, among, inter alia, Seller, Kabel BW Erste, Kabel BW Holdings, Kabel BW Verwaltung and Kabel BW KG (respectively its legal predecessor) and RBS, as further amended from time to time (herein “Intercreditor Agreement”).

The Senior Facilities Agreement, the Postbank Framework Agreement, the Mezzanine Facility Agreement and the Intercreditor Agreement are herein collectively referred to as the “Group Financing Agreements”.

2.2	The Companies have granted certain securities to, amongst others, RBS in its capacity as security agent under certain of the Group Financing Agreements as listed in Exhibit 2.2 (herein “Financing Securities”).

2.3	Kabel BW KG (respectively its legal predecessor) has entered into certain master agreements for hedging transactions with each (i) Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., trading as Rabobank International, (herein “Rabobank”) dated 30 August 2006, (ii) The Royal Bank of Scotland plc dated 19 January 2009 and (iii) WestLB AG dated 19 January 2009 (herein collectively “Hedging Framework Agreements”). Kabel BW KG (respectively its legal predecessor) has subsequently entered into certain interest hedging transactions for purposes of hedging against certain interest rate risks relating to financing under the Group Financing Agreements on the basis of the Hedging Framework Agreements as listed in Exhibit 2.3 (herein “Interest Hedging Agreements”). The Hedging Framework Agreements together with the Interest Hedging Agreements are herein collectively referred to as the “Group Hedging Agreements”.

2.4	Under a certain loan agreement dated 09 June 2006 (herein “Upstream Loan Agreement”), Kabel BW KG (respectively its legal predecessor) in its capacity as lender has granted to Seller in its capacity as borrower an intercompany loan in the principal amount of EUR 1,534,688.69 (in words: one million five hundred thirty-four thousand six hundred eighty-eight Euro and sixty-nine cents) plus accruing interest on the principal amount at the annual rate of 7% (in words: seven percent) (herein “Upstream Loan”). As per the Effective Date (as defined in Section 3.2 below) the amount outstanding under the Upstream Loan (principal plus accrued interest) amounted to EUR 2,025,326.65 (in words: two million twenty-five thousand three hundred twenty-six Euro and sixty-five cents).

3.	Transaction Dates

3.1	“Signing Date” shall be the day on which this Agreement has been duly notarised.

3.2	“Effective Date” shall be 31 December 2010, 24:00 hours.

3.3	“Scheduled Closing Date” shall be the Business Day (as defined in Section 23.1 below) which is ten (10) Business Days after the day on which either Closing Condition (as defined in Section 8.1 below) shall have been fulfilled.

3.4	“Closing Date” shall be the day on which all, and not only some, of the Closing Events (as defined in Section 8.5 below) shall have taken place or shall have been duly waived.

4.	Sale, Purchase and Assignment of the Sold Shares and the New Sold Share, Assignment of the LuxCo Loan Receivable and Assumption of Upstream Loan

4.1	Seller, upon the terms and conditions of this Agreement, hereby sells with commercial effect (mit wirtschaftlicher Wirkung) as of the Effective Date and undertakes to assign (abtreten) on the Scheduled Closing Date

4.1.1	subject to the Closing Condition pursuant to Section 8.1.1 below having been fulfilled, with in rem effect (mit dinglicher Wirkung) as of the Closing Date to Purchaser; or

4.1.2	subject to a nomination by Purchaser of a Designated Acquirer (as defined in Section 4.4 below) in accordance with the terms and conditions set forth in Section 4.4 below, the Designated Acquirer; or

4.1.3	subject to the Closing Condition pursuant to Section 8.1.2 below having been fulfilled, to the Backstop Bank (as defined in Section 4.5 below);

the Sold Shares and the New Sold Share in accordance with a separate transfer agreement substantially in the form as attached hereto as Exhibit 4.1 (herein “Transfer Agreement”). Seller hereby irrevocably waives vis-à-vis Purchaser, by way of contract in favour of third parties (echter Vertrag zugunsten Dritter) within the meaning of Section 328 German Civil Code (BGB), for the benefit of TopCo

New any claims it may have under the Contribution Agreement and/or under statutory law (e.g., pursuant to Section 812 German Civil Code) for a re-transfer of the TopCo Share in case that, for whatever reason, the Capital Increase shall not be registered with the commercial register of TopCo New.

4.2	The sale and transfer of the Sold Shares and the New Sold Share shall include all rights and obligations pertaining to the Sold Shares and the New Sold Share, in particular the right to any undistributed profits.

4.3	Purchaser, upon the terms and conditions of this Agreement, hereby purchases from Seller and undertakes to accept on the Scheduled Closing Date, or cause the Designated Acquirer to accept on the Scheduled Closing Date, as the case may be, the assignment of the Sold Shares and the New Sold Share in accordance with Section 4.1 above.

4.4	Provided that the Antitrust Clearance (as defined in Section 8.1.1 below) shall have been obtained prior to 31 December 2011 (herein “Drop Dead Date”), Purchaser shall, until five (5) Business Days prior to the Scheduled Closing Date, be entitled to nominate one of its Affiliates (herein “Designated Acquirer”) which shall acquire the Sold Shares and the New Sold Share in lieu of Purchaser, provided that if Purchaser does not exercise such right in accordance with the provisions of this Section 4.4 then Purchaser shall acquire the Sold Shares and the New Sold Share. Purchaser shall exercise the nomination right under this Section 4.4 by submitting not less than five (5) Business Days prior to the Scheduled Closing Date a written notification to Seller specifying the Designated Acquirer which shall acquire the Sold Shares and the New Sold Share. Subsequent to such written notification, the Designated Acquirer shall acquire the Sold Shares and the New Sold Share on the Scheduled Closing Date in lieu of Purchaser and execute the Transfer Agreement in lieu of Purchaser. Any additional costs and expenses arising from or in connection with the nomination of the Designated Acquirer shall be borne by Purchaser.

4.5

In the event that (i) the Antitrust Clearance shall not have been obtained prior to or on the Drop Dead Date or (ii) it has become evident that the Antitrust Clearance cannot be obtained and Seller has, in the latter case, been notified thereof by Purchaser ((i) and (ii) each herein a “Trigger Event”), Aldermanbury Investments Limited (herein “Backstop Bank”), upon the terms and conditions of the unconditional and irrevocable commitment letter agreement dated 21 March 2011, a copy of which has been attached hereto as Exhibit 4.5 (herein “Commitment

Letter”), shall assume Purchaser’s position, i.e. all rights and obligations of Purchaser under this Agreement by way of assumption of contract with full discharge of Purchaser (Vertragsübernahme mit befreiender Wirkung) except only for the obligation to pay the Break-up Fee (as defined in Section 8.6 below) and shall acquire the Sold Shares in lieu of Purchaser and execute the Transfer Agreement in lieu of Purchaser, provided, however, that either

4.5.1	as of the date of the Trigger Event the aggregate amount of payments received by Seller in fulfilment of the LuxCo Loan Receivable (herein “LuxCo Loan Settlement Amount”) exceeds an amount of EUR 900,000,000 (in words: nine hundred million Euro) (herein “Minimum Amount”); or

4.5.2	if a Trigger Event occurs within the first ninety (90) calendar days following the Signing Date and, at that time, the LuxCo Loan Settlement Amount falls short of the Minimum Amount, Seller arranges for settlement of the LuxCo Loan Receivable in an amount equal to, or in excess of, the Minimum Amount but not exceeding the Maximum Repayment Amount (as defined in Section 5.2 below) within an additional ninety (90) calendar days after the Trigger Event;

(either Trigger Event combined with either condition pursuant to Section 4.5.1 or Section 4.5.2 herein collectively “Backstop Condition”). Upon satisfaction of the Backstop Condition, the obligation of the Backstop Bank shall be unconditional. If the Backstop Condition has not been satisfied after the aforesaid additional ninety (90) calendar days’ period has lapsed, the Backstop Bank’s obligations under the Commitment Letter shall terminate. Seller and Purchaser hereby both accept the assumption of contract by the Backstop Bank according to the provisions of this Section 4.5 and on the basis of the Commitment Letter. Purchaser undertakes towards Seller not to change the agreements between the Backstop Bank and Purchaser regarding the backstop structure referred to in the Commitment Letter without the prior consent of Seller, such consent not to be unreasonably withheld.

4.6

Seller, upon the terms and conditions of this Agreement, hereby sells and undertakes to assign (abtreten) on the Scheduled Closing Date, subject to the Closing Condition pursuant to Section 8.1.1 below having been fulfilled to Purchaser or, subject to a nomination of Purchaser of a Designated Acquirer in accordance with the terms and conditions set forth in Section 4.4, to the Designated Acquirer or, subject to the Backstop Condition pursuant to

Section 8.1.2 below having occurred, to the Backstop Bank, as the case may be, the LuxCo Loan Receivable in the amount outstanding as on the Scheduled Closing Date (herein “LuxCo Loan Receivable Amount”) in accordance with a separate transfer agreement substantially in the form as attached hereto as Exhibit 4.6 (herein “LuxCo Loan Receivable Assignment Agreement”).

4.7	Subject to the Closing Condition having occurred, Purchaser shall assume, or shall cause the Designated Acquirer to assume, or the Backstop Bank shall assume, as the case may be, on the Scheduled Closing Date the Upstream Loan from Seller by means of a debt assumption agreement under full release of Seller (schuldbefreiende Übernahmevereinbarung) substantially in the form as attached hereto as Exhibit 4.7-1 (herein “Debt Assumption Agreement”). In a letter to the Seller dated 20 March 2011, a copy of which is attached hereto for documentation purposes as Exhibit 4.7-2, Kabel BW KG in its capacity as lender has declared its consent to the assumption of the Upstream Loan.

5.	Pre-Closing Reorganization; Issuance of Notes; Termination of Group Financing Agreements and Group Hedging Agreements

5.1	Seller shall, to the extent legally permissible, use its best efforts to implement the reorganization and refinancing of the Kabel BW Group substantially in the form set out in the structuring memorandum prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft dated 21 March 2011 attached hereto as Exhibit 5.1 (herein “Structuring Memorandum”) as soon as reasonably possible after the Signing Date.

5.2	Seller shall use its influence as a shareholder to cause TopCo New to settle the LuxCo Loan Receivable as soon as reasonably possible and to the extent legally permitted and shall notify Purchaser in writing, accompanied by documentary evidence, without undue delay (unverzüglich), as soon as the LuxCo Loan Receivable has been settled in an amount up to a maximum of EUR 1,000,000,000 (in words: one billion Euro) (herein “Maximum Repayment Amount”).

5.3	Seller shall procure (steht dafür ein) that notwithstanding (unbeschadet) Section 5.1. above all agreements and documents are executed and all other steps and actions are taken that are necessary in connection with:

5.3.1	the issuance of floating rate senior secured notes and fixed rate senior secured notes of Kabel BW KG and Kabel BW Erste as co-issuers, and senior notes of TopCo New (herein collectively the “Notes”) described in the offering memorandum substantially in the form as attached hereto as Exhibit 5.3.1-1 (herein “Offering Memorandum”) and the Structuring Memorandum including, without limitation, (i) taking such actions as are necessary to comply with the terms of, and satisfy the conditions set forth in, the backstop commitment letter dated as of the Signing Date substantially in the form as attached hereto as Exhibit 5.3.1-2 (herein “Backstop Commitment Letter”), among Seller, Purchaser, Credit Suisse Securities (Europe) Limited, J.P. Morgan Securities Ltd., J.P. Morgan Securities LLC and Deutsche Bank AG, London Branch (collectively herein “Initial Purchasers”), (ii) executing the purchase agreements referred to in the Backstop Commitment Letter with respect to the Notes substantially in the form as attached hereto as Exhibit 5.3.1-3 (herein “Purchase Agreements”) at or before 4:00 p.m., CET, on 21 March 2011 and (iii) taking such further actions as are necessary to comply with the terms of, and satisfy the conditions set forth in, the Purchase Agreements, including, for the avoidance of doubt, any and all actions that may be necessary in view of an amendment to, or a supplement in respect of, the Offering Memorandum, if such amendment or supplement is legally required;

5.3.2	Kabel BW KG’s, or any other Company’s entering into a senior revolving credit facility agreement substantially in the form as attached hereto as Exhibit 5.3.2 (herein “Revolving Credit Facility”) on the date of the issuance of the Notes as described in more detail in the Offering Memorandum;

5.3.3	Kabel BW KG’s, or any other Company’s entering into, on the date of issuance of the Notes, with one or more of the Initial Purchasers, one or more interest rate swaps with respect to floating rate notes and one or more cross-currency swaps for the notional amount of any Notes issued in U.S. dollars through the maturity of the Notes, all as contemplated by the Backstop Commitment Letter, and such swaps shall be secured on a “super priority” basis pari passu with the Revolving Credit Facility and shall otherwise be on terms and conditions acceptable to the Purchaser; and

5.3.4	the registration of the Capital Increase with the commercial register of TopCo New and the filing of a new list of shareholders reflecting the issuance of the New Sold Share to Seller.

5.4	Seller shall procure (steht dafür ein) that the Companies shall, prior to or simultaneously with the settlement of the Notes (i) terminate both the Group Financing Agreements and the Group Hedging Agreements and (ii) apply a portion of the proceeds of the issuance of the Notes to settle the amounts outstanding under both the Group Financing Agreements and the Group Hedging Agreements (including interest thereon and any prepayment, commitment and other fees then due and including, for the avoidance of doubt, (x) the provision of cash cover for any letters of credit and bank guarantees issued under the Group Financing Agreements, (y) all other amounts then outstanding and due under any of the Group Financing Agreements and (z) any cash cover, settlement payments and damage amounts under the Group Hedging Agreements) as of the date of such settlement.

5.5	Seller shall procure that, on the date of the issuance of the Notes, the recipients of the Companies’ declarations of termination relating to the Group Financing Agreements and the Group Hedging Agreements provide the Companies (i) with letters, in customary form and in accordance with the requirements of all applicable laws, confirming that subject to the repayment of the existing financing liabilities from the proceeds resulting from the issuance of the Notes all obligations and liabilities of the Companies under the Group Financing Agreements and under the Group Hedging Agreements have been fulfilled and (ii) with letters from and/or agreements with RBS under the Group Financing Agreements, in customary form and in accordance with the requirements of all applicable laws, confirming and providing for the release of the Financing Securities and, as the case may be, the re-transfer or cancellation of all of the security interests and assets, rights and claims which are the subject of the Financing Securities to the parties having constituted such security (including, where applicable, arrangements, declarations and/or notifications (or agreed forms thereof), which are required to delete Financing Securities from relevant public registers or to inform third parties of the release of the Financing Securities).

6.	Purchase Price; Equity Value Bridge

6.1	The purchase price for the Sold Shares and the New Sold Share and the LuxCo Loan Receivable in the LuxCo Loan Receivable Amount to be paid by Purchaser shall be the aggregate of:

6.1.1	a fixed amount of:

EUR 2,062,408,890

(in words: two billion sixty-two million four hundred eight thousand eight hundred ninety Euro)

(herein “Equity Value”);

less

6.1.2	the LuxCo Loan Settlement Amount;

(herein “Purchase Price”). Seller shall notify Purchaser in writing, accompanied by documentary evidence, on or before the third (3rd) Business Day prior to the Scheduled Closing Date about the amount of the LuxCo Loan Settlement Amount, such documentary evidence to include a certification (Bestätigung) from a renown audit firm.

6.2	The calculation of the Equity Value as derived from the underlying enterprise value of the Business is attached hereto as Exhibit 6.2 (herein “Equity Value Bridge”).

7.	Escrow, Payments, Default

7.1	As soon as practicable after the Signing Date, in any event no later than twenty (20) Business Days after the Signing Date, the Parties shall procure (stehen dafür ein) that an escrow account (herein “Escrow Account”) is opened with the Notary Public Dr. Hartmut Wicke, Munich, or any other person or institution to be mutually agreed among the Purchaser and the Seller (herein “Escrow Agent”) based on the escrow agreement attached hereto in draft form as Exhibit 7.1, with such changes as the Escrow Agent shall reasonably require (herein “Escrow Agreement”), into which the amount of EUR 50,000,000 (in words: fifty million Euro) (herein “Escrow Amount”) shall be paid in accordance with Section 7.2 below. The release of the Escrow Amount shall be solely governed by the terms of the Escrow Agreement.

7.2	The Purchase Price shall be due for payment (fällig) and payable (zahlbar) and Purchaser shall pay on the Scheduled Closing Date in accordance with the provisions of Section 8.5 below by wire transfer (in each case free of charges to the recipient) in immediately available funds

7.2.1	the Escrow Amount into the Escrow Account; and

7.2.2	the balance of the Purchase Price and the Escrow Amount (herein “Initial Purchase Price”) into Seller’s bank account kept with RBS Global Banking (Luxembourg) S.A. in Luxembourg, SWIFT Code ABNALULL, IBAN LU03 1620 1041 5497 8001 (herein “Seller’s Account”).

All other payments owed by Purchaser to Seller under this Agreement shall also be paid by Purchaser by wire transfer (free of charges to Seller) in immediately available funds into Seller’s Account.

7.3	All payments owed by Seller to Purchaser under this Agreement shall be paid by Seller by wire transfer (free of charges to Purchaser) in immediately available funds into Purchaser’s bank account as identified by Purchaser in due course (herein “Purchaser’s Account”).

7.4	Except as herein provided otherwise, each of the Parties shall pay interest on any amounts becoming due (fällig) and payable (zahlbar) to another Party, or Parties, as the case may be, under this Agreement as from the respective payment date until, but not including, the day of payment at the rate of 800 bp (in words: eight hundred basis points) above the base interest rate (Basiszinssatz) within the meaning of Section 247 German Civil Code (BGB).

8.	Closing Condition and Closing

8.1	The closing (Vollzug) of the transactions contemplated under this Agreement (herein “Closing”) pursuant to Section 8.5 below shall be subject to the condition precedent (aufschiebende Bedingung) that either

8.1.1	the merger control approval or clearance required under European merger control rules or, in case of a referral to the German authorities, under German merger control rules has been obtained or is deemed, by applicable law, to have been obtained, e.g. because of the lapse, expiration or termination of the applicable waiting periods or because jurisdiction has been declined (herein “Antitrust Clearance”); or

8.1.2	the Backstop Condition is satisfied and, only if the Backstop Bank for the transactions contemplated under this Agreement is required to obtain merger control approval or clearance under European merger control rules or, in case of a referral to the German authorities, under German merger control rules, such approval or clearance has been obtained or is deemed, by applicable law, to have been obtained, e.g. because of the lapse, expiration or termination of the applicable waiting periods or because jurisdiction has been declined (herein “Backstop Antitrust Clearance”).

Either of the events set forth in Section 8.1.1 and Section 8.1.2 actually occurring is herein referred to as “Closing Condition”.

8.2	Purchaser shall take all actions necessary to prepare the necessary filings for the Antitrust Clearance and make such filings no later than ten (10) Business Days after the Signing Date subject to Seller delivering all information on Seller, the Companies and the Business reasonably necessary to be included in the filing. Purchaser shall take all actions necessary to furnish the relevant body with all information required in connection therewith. Seller undertakes (i) to cooperate with Purchaser in preparing any filing and in connection with any submission, investigation or inquiry and (ii) to provide all reasonably required information concerning the Business to the Purchaser or the competent authority (as appropriate) without undue delay (unverzüglich). Further, the Parties agree on the following:

8.2.1

Purchaser shall give Seller reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any antitrust authority and provide Seller with copies of such draft notification, submission or correspondence and any supporting documentation or information reasonably requested by Seller, provided that Purchaser shall not be required to provide Seller with any confidential information or business secrets, which information shall be provided to counsel for the Seller on a counsel-to-counsel basis only. Purchaser undertakes to take any comments of Seller in relation to any such notification, submission or communication into due consideration. Purchaser further agrees to keep Seller fully informed as to the progress of any notification made in order to obtain the Antitrust Clearance. Seller and its advisors shall be entitled to attend all meetings with any antitrust authority or other persons or bodies (unless prohibited by the authority or other person or body) and make oral submissions at such meetings to the extent necessary or appropriate.

8.2.2	Purchaser shall be responsible for obtaining the Antitrust Clearance and, in particular, shall take (or cause to be taken), as soon as reasonably practical, any and all reasonable efforts to avoid or eliminate each and every impediment under any antitrust or competition law that may be asserted by any antitrust authority so as to enable Seller and Purchaser to close the transactions as contemplated under this Agreement.

8.2.3	Purchaser undertakes not to enter into

8.2.3.1	any transaction, or any agreement to effect any transaction (including any merger or acquisition), involving any German (i) level 4 carriers, (ii) level 3 carriers, (iii) city carriers, (iv) TV channels or (v) content business or enter into any other transaction; or

8.2.3.2	any agreement to effect any transaction (including any merger or acquisition) with effect in Germany;

if any such measure described in Sections 8.2.3.1 or 8.2.3.2 might reasonably be expected to make it more difficult, or to materially increase the time required, to obtain the Antitrust Clearance.

This Section 8.2 shall apply mutatis mutandis to the Backstop Antitrust Clearance, if any.

8.3	Seller and Purchaser shall notify each other in writing without undue delay (unverzüglich) of either (i) Closing Condition has been fulfilled or (ii) the definitive (endgültige) failure of either Closing Condition to be fulfilled. This Section 8.3 shall apply mutatis mutandis to the Backstop Antitrust Clearance, if any.

8.4	Each, Seller and Purchaser shall, the Purchaser, however, not in case it or the Backstop Bank, as the case may be, intentionally or negligently obstructed (schuldhaft vereitelt) the occurrence of the Backstop Condition, until Closing has occurred, be entitled to rescind (zurücktreten) this Agreement with effect for all Parties by written notice to the respective other Party/Parties if (i) in case of the absence of a requirement for a Backstop Antitrust Clearance neither Closing Condition has been satisfied by the Drop Dead Date or (ii) in case of the requirement of a Backstop Antitrust Clearance, such Backstop Antitrust Clearance has not been obtained prior to, or on 15 March 2012 (herein “Backstop Drop Dead Date”) or (iii), prior to the Drop Dead Date, as soon as it is certain that neither Closing Condition will and can be satisfied. In such case, none of the Parties shall have any obligation or incur any liability towards the other Parties, provided that (x) any obligation of Purchaser to pay the Break-up Fee (as defined in Section 8.6 below) and/or any further damages pursuant to this Agreement, if any, shall survive and remain unaffected, (y) any liability of any Party for wilful breach of any covenants contained in this Agreement committed prior to the date of rescission shall survive and remain unaffected, and (z) the provisions in Sections 16 through 25 below shall in each case survive and remain in full force and effect.

8.5	Closing shall occur on the Scheduled Closing Date. On the Scheduled Closing Date, the Parties or their duly authorized representatives shall convene at the offices of Hengeler Mueller, Munich, or at such other place as agreed upon between the Parties in writing, and the following events (herein “Closing Events”) shall take place simultaneously (Zug-um-Zug):

8.5.1	Payment by Purchaser of the Escrow Amount into the Escrow Account in accordance with Section 7.2.1 above;

8.5.2	Payment by Purchaser of the Initial Purchase Price into Seller’s Account in accordance with Section 7.2.2 above;

8.5.3	Execution of the Transfer Agreement between Seller and Purchaser or the Designated Acquirer or the Backstop Bank, as the case may be;

8.5.4	Execution of the Debt Assumption Agreement between Seller and Purchaser or the Designated Acquirer or the Backstop Bank, as the case may be;

8.5.5	Execution of the LuxCo Loan Receivable Assignment Agreement between Seller and Purchaser or the Designated Acquirer or the Backstop Bank, as the case may be;

8.5.6	Execution of a closing protocol by Seller and Purchaser or the Backstop Bank, as the case may be, confirming the due fulfilment of the respective Closing Condition and the due performance or waiver, as the case may be, of all Closing Events.

8.6	In the event that (i) the Backstop Bank is prohibited to close the transactions as contemplated hereunder either by the European Commission or the German Federal Cartel Office (Bundeskartellamt) or (ii) the Backstop Antitrust Clearance has not been obtained prior to or on the Backstop Drop Dead Date, Purchaser shall, irrespective of any breach by Purchaser of any of its obligations under this Agreement, pay a break-up fee in the amount of EUR 150,000,000 (in words: one hundred fifty million Euro) (herein “Break-up Fee”), it being understood (i) that in case of a breach by Purchaser of any of the obligations vesting in Purchaser under this Agreement or the Backstop Bank under the Commitment Letter and/or this Agreement the Break-up Fee shall not prejudice Seller in any form whatsoever from claiming damages against Purchaser and/or the Backstop Bank incurred in connection with this Agreement and/or from enforcing any other remedies available under statutory law or under this Agreement and/or the Commitment Letter and (ii) that the assumption of all rights and obligations of Purchaser under this Agreement by way of the assumption of agreement with full discharge of Purchaser by the Backstop Bank shall not include the obligation to pay the Break-up Fee as stipulated hereunder.

8.7

Seller and Purchaser shall be entitled to terminate this Agreement by giving written notice to the other Party/Parties no later than at 24:00 hours CET on 25 March 2011 if the Initial Purchasers have validly terminated their commitments to purchase the Notes under the Backstop Commitment Letter on the sole basis and as a direct result of a Market Disruption (as defined below). For the avoidance of doubt, any such termination right shall irrevocably lapse at 24:00 hours CET 25 March 2011. A “Market Disruption” shall be deemed to have occurred only if, during the first three (3) Business Day’s period following the Signing Date, there has occurred a material disruption in the financing or capital markets that renders the financing sources unable to place, sell or resell the Notes prior to the expiration of such period at any price. In the event this Agreement is terminated pursuant to this Section 8.7, neither Purchaser nor Seller shall have any obligation or liability towards the other Party except that any liability of any Party for damages already due on the date of termination or for damages for a wilful breach of any covenants of this Agreement shall remain unaffected and the provisions of Sections 16 through 25 of this Agreement shall survive and remain in full force and effect.

9.	Seller’s Guarantees

9.1	Seller hereby guarantees, subject to any limitations contained in this Agreement, in particular the remedies set out in Section 10 below, the Time Limitations (as defined in Section 13.1 below), the exclusion of De Minimis Claims (as defined in Section 13.3 below), the Deductible (as defined in Section 13.3 below) and the Liability Cap (as defined in Section 13.4 below), by way of an independent guarantee pursuant to Section 311 (1) German Civil Code (BGB) that the statements set forth in Sections 9.1.1 through 9.1.10 are true and correct as of the Signing Date or as of any other date explicitly referred to below (herein collectively “Seller’s Guarantees”):

9.1.1	Enforceability, Capacity. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable under German laws against Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defences and to the discretion of the court, before which any proceeding therefor may be brought. Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement.

9.1.2

Ownership of the Sold Shares and the New Sold Share. As per the Signing Date and Closing Date, Seller is the sole and unrestricted owner of the Sold Shares. The Sold Shares (i) have been duly authorized and validly issued, (ii) are fully paid up, non-assessable and have not been repaid and (iii), except for the Financing Securities and the New

Financing Securities, have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights. Upon registration of the Capital Increase with the commercial register of TopCo New and, subject to such registration, as per the Closing Date, Seller will be the sole and unrestricted owner of the New Sold Share. As per the Closing Date, the New Sold Share will not be pledged, assigned, charged or used as a security to or by a third party and will be free and clear of any other third party rights.

9.1.3	Existence of Companies. As per the Signing Date and Closing Date, each of the Companies (i) is duly incorporated and validly existing under the laws of Germany and (ii) has all requisite corporate power and authority to own its respective properties and assets.

9.1.4	Ownership of Companies. Except as disclosed in Schedule 9.1.4, (a) as per the Signing Date and Closing Date, the shares and partnership interests held indirectly by Seller in the Companies, other than TopCo New, (i) are owned by the Companies as set out in Exhibit A, (ii) have been duly authorized and validly issued, (iii) are fully paid up, non-assessable and have not been repaid and (iv), except for the Financing Securities and the New Financing Securities, have not been pledged, assigned, charged or used as a security to or by a third party and are free and clear of any other third party rights and (b) the Companies (x) have no Affiliates and (y) do not hold any equity interest in another entity other than a Company, in each case of (x) and (y) with the exception of memberships in trade associations (Industrievereinigungen) or similar associations. The Companies are not party to any enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG).

9.1.5	Bankruptcy or Judicial Composition Proceedings. As per the Signing Date and the Closing Date, (i) no bankruptcy or judicial composition proceedings concerning Seller or the Companies have or will have been applied for and (ii), to the Best Knowledge of Seller (as defined in Section 9.3 below), no circumstances exist or will exist prior to the Closing Date which would require the application for any bankruptcy or judicial composition proceedings concerning Seller or the Companies and (iii), to the Best Knowledge of Seller, no circumstances exist or will exist prior to the Closing Date pursuant to any applicable bankruptcy laws which could justify any action of voidance of this Agreement.

9.1.6	Conduct of Business. To the Best Knowledge of Seller and except for transactions described or contemplated under this Agreement or disclosed in Schedule 9.1.6, the Companies have continued to conduct their respective business operations in the ordinary course of business in a manner consistent with past practice during the period between the Effective Date and the Signing Date, except where the failure to do so would not result in a Material Adverse Effect (as defined in Section 9.4 below). During the period between the Effective Date and the Signing Date, with respect to the members of the senior management of any of the Companies, there has been no material change in the employment terms and conditions and no increase of compensation.

9.1.7	Financial Statements. Seller has furnished Purchaser prior to the Signing Date with a copy attached to this Agreement as Schedule 9.1.7 of the combined financial statements of Kabel BW Erste for the fiscal year 2010 comprising consolidated group accounts (Konzernabschluss) and a group management report (Konzernlagebericht) as per 31 December 2010 (herein “Financial Statements”) which have been prepared by the management of Kabel BW Erste and audited by Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf, Germany (herein “Deloitte & Touche”). The Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRS) applicable to the Financial Statements as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union (EU), and in accordance with those commercial law provisions (handelsrechtliche Vorschriften) applicable to the Financial Statements pursuant to Section 315a German Commercial Code (HGB). The Financial Statements present a true and fair view (den tatsächlichen Verhältnissen entsprechendes Bild) of Kabel BW Group’s assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) as per the establishment (Aufstellung) of the Financial Statements.

9.1.8	Transaction-Related Fees. Except as disclosed in Schedule 9.1.8-1 during the period between the Effective Date and the Closing Date, none of the Companies has paid, and on the Closing Date none of the

Companies has any obligation to pay, any brokerage, finder’s or other fees or commission or transaction bonus (herein “Fees”) to any investment banker, broker, finder, agent, advisor or member of senior management of any of the Companies, Seller or Seller’s Affiliates in connection with (i) this Agreement or (ii) the consummation of the transactions contemplated under this Agreement or (iii) in connection with the preparation of any disposal of the Sold Shares and/or other shares in Kabel BW Erste by means of an initial public offering (herein “Transaction Fees”), except as disclosed in Schedule 9.1.8-2. For the avoidance of doubt, Transaction Fees shall not comprise any Fees incurred in connection with the reorganisation and refinancing of the Kabel BW Group as contemplated under this Agreement.

9.1.9	Ringfencing. During the period between the Effective Date and the Signing Date,

9.1.9.1	Seller has not resolved on any dividends or other distributions (whether by reduction of capital or redemption (Einziehung) or purchase of shares or otherwise) which are to be paid or made by any of the Companies to Seller or any of its Affiliates other than any of the Companies (herein “Seller’s Affiliates”); or

9.1.9.2	Seller has not increased or reduced the share capital of Kabel BW Erste or repurchased or redeemed (eingezogen) the Sold Shares; or

9.1.9.3	the Companies have not made any other payments to Seller or Seller’s Affiliates except as disclosed on Schedule 9.1.9.3.

9.1.10	Compliance with laws. To the Best Knowledge of Seller, the Business is conducted as of the Signing Date in compliance with the laws applicable to the Companies except where the failure to do so would not result in a Material Adverse Effect.

9.2

All Schedules referred to in Section 9.1 above are herein collectively referred to as the “Disclosure Schedules”. Seller does not give or assume any guarantees other than those set forth in Section 9.1 above and none of the Seller’s Guarantees shall be construed as a guarantee or representation with respect to the quality of the purchase object (Kaufgegenstand) within the meaning of Sections 276 (1), 443

German Civil Code (BGB) (Garantie für die Beschaffenheit der Sache). The Parties agree that if any disclosure of events or documents made in the Disclosure Schedules is below any materiality threshold provided for such disclosure requirement, or contains additional information, such disclosure shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant Seller’s Guarantee.

9.3	For the purpose of this Agreement, “Best Knowledge of Seller” shall mean the actual knowledge (positive Kenntnis) of the managing directors (Geschäftsführer) of Seller which they have obtained after due inquiry of the managing directors (Geschäftsführer) of the Companies as of the Signing Date, Messrs. Harald Rösch, Dr. Holger Püchert, Christoph Nieder and Uwe Bärmann, and after due inquiry of Kabel BW Group’s current general counsel, Mr. Lars Ziegenhagen, in each case in relation to the Seller’s Guarantees.

9.4	For the purpose of this Agreement, “Material Adverse Effect” means any change or effect that is materially adverse to the assets, financial condition and/or results of operations (Vermögens-, Finanz- und/oder Ertragslage) of the Companies taken as a whole, resulting in Losses (as defined in Section 10.1 below) of the Companies in excess of EUR 10,000,000 (in words: ten million Euro).

10.	Remedies

10.1

In the event of any breach or non-fulfilment by Seller of any of Seller’s Guarantees or Seller’s Covenants (as defined in Section 11.4 below) (herein “Purchaser Claim”), Seller shall be liable for putting Purchaser or, at the election of Seller, the respective Company into the same position that it would have been in if the respective Seller’s Guarantee or Seller’s Covenant had been correct or had not been breached (Naturalrestitution), or, at the election of Seller, for paying damages for non-performance (kleiner Schadenersatz). For purposes of determining the liability of Seller, only the actual losses incurred by the respective Company or Purchaser, excluding (i) any potential or actual reduction in value (Minderung) of the Companies beyond the actual damage incurred, (ii) any consequential damages (Folgeschäden), (iii) any lost profits (entgangener Gewinn), (iv) any frustrated expenses (frustrierte Aufwendungen) or (v) any incidental or internal costs and expenses incurred by the Companies or Purchaser, shall be taken into account, it being understood that all relevant losses shall be calculated on a Euro-for-Euro basis (herein “Losses”). As to the reimbursement of Losses, the following shall further apply:

10.1.1	If and to the extent damages are paid to any of the Companies, such payments shall, if and to the extent legally permissible, be construed and deemed as contributions (Einlagen) made by Purchaser into the respective Company and shall be treated as a reduction of the Purchase Price as between Seller and Purchaser.

10.1.2	In no event Seller shall owe to Purchaser any gross-up for taxes within the meaning of Section 3 German Tax Code (AO) (Steuern und steuerliche Nebenleistungen) (herein “Tax” or “Taxes”) falling due in connection with a Loss compensation payment received by the Companies from Seller.

10.2	In the event of any alleged Purchaser Claim, Purchaser will give Seller written notice of the alleged breach or non-fulfilment of the respective Seller’s Guarantee or Seller’s Covenant, with such notice stating the nature thereof and the amount involved to the extent that such amount has been determined at the time when such notice is given, promptly after discovery of such breach or non-fulfilment. Without prejudice to the validity of the Purchaser Claim or alleged Purchaser Claim in question, Purchaser shall allow, and shall cause the Companies to allow, Seller and its accountants and professional advisors to investigate the matter or circumstances alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim or alleged Purchaser Claim, and, for such purpose, Purchaser shall give, and shall cause the Companies to give, subject to them being paid their reasonable out-of-pocket costs and expenses, such information and assistance, including reasonable access to Purchaser’s and the Companies’ premises and personnel during normal business hours without causing substantial disruption of the business operations and including the right to examine and copy or photograph any assets, accounts, documents and records, as Seller or its accountants or professional advisors may reasonably request. Seller agrees that all information obtained under this Section 10.2 shall be treated as Confidential Information (as defined in Section 17.2 below). This provision shall also apply in case of court or arbitration proceedings being pending between the Parties in connection with the transactions contemplated under this Agreement.

10.3	Seller shall not be liable for, and Purchaser shall not be entitled to bring, any Purchaser Claim or any other claim under or in connection with this Agreement, if and to the extent that:

10.3.1	the matter to which the Purchaser Claim relates has been taken into account in the Financial Statements by way of a provision (Rückstellung), liability (Verbindlichkeit), exceptional depreciation (außerplanmäßige Abschreibung) or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert), in each case associated with the matter in question shown in Exhibit 10.3.1, or in the Equity Value Bridge;

10.3.2	the amount of the Purchaser Claim is recovered or could have been recovered in accordance with the principles of Section 254 (1) German Civil Code (BGB) from a third party or under an insurance policy;

10.3.3	the payment or settlement of any item giving rise to a Purchaser Claim results in any benefits by refund, set-off or reduction of Taxes, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (Phasenverschiebung) to the Companies, Purchaser and/or any Affiliate of Purchaser;

10.3.4	Purchaser, any Affiliate of Purchaser and/or any of the Companies has participated in causing (mitverursacht) such Purchaser Claim within the meaning of Section 254 (1) German Civil Code (BGB) or has failed to comply with its duty to mitigate damages pursuant to Section 254 (2) German Civil Code (BGB);

10.3.5	the matter to which the Purchaser Claim relates was known by Purchaser, Guarantor or any of their representatives or professional advisors as of the Signing Date; Purchaser shall be deemed to have knowledge of all matters fairly disclosed in the documents listed immediately below, in each case to the extent disclosed to Purchaser prior to the Signing Date:

10.3.5.1	the confidential company presentation “Company Overview” dated January 2011 and the Kabel BW Group’s business plan for the years 2010 until 2015 dated 17 January 2011, each prepared by the management of Kabel BW Erste;

10.3.5.2	the confidential “Tax Fact Book” regarding the Kabel BW Group dated 10 December 2010 and the confidential report “Consequences of a potential share deal – German tax considerations” dated 24 January 2011, each prepared by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft (herein “Ernst & Young”);

10.3.5.3	the draft version of the confidential report “Vendor Due Diligence Report” regarding the Kabel BW Group consisting of the “Business Review”, the “Transaction Conclusions” and the “Transaction Foundations” dated 10 December 2010 and the draft version of the confidential report “Addendum to Financial VDD” dated 16 February 2011, each prepared by Ernst & Young;

10.3.5.4	the confidential report “Vendor Due Diligence” regarding the Kabel BW Group prepared by Solon Management Consulting GmbH & Co. KG (herein “Solon”) dated December 2010;

10.3.5.5	the confidential report “Business Plan Due Diligence” regarding the Kabel BW Group prepared by Solon dated December 2010;

10.3.5.6	the confidential report “Addendum Broadband Market Model” regarding the Kabel BW Group prepared by Solon dated January 2010;

10.3.5.7	the confidential report “Addendum – Mobile Broadband Contract” prepared by Solon dated December 2010;

10.3.5.8	the confidential “Legal Fact Book” regarding the Kabel BW Group dated 10 December 2010 and the confidential “Addendum to Legal Fact Book” dated 14 March 2011, each prepared by Hengeler Mueller Partnerschaft von Rechtsanwälten;

10.3.5.9	any information received by Purchaser, its representatives and/or professional advisors in writing or in text form (Textform) (within the meaning of Section 126b German Civil Code (BGB)) in connection with the transactions contemplated under this Agreement, in particular (i) any presentation materials delivered to Purchaser, its representatives and/or professional advisors at the management presentation held on 28 January 2011 and several expert meetings held in February and March 2011 and (ii) any answers in writing or in text form (Textform) given by Seller or its representatives and/or professional advisors in connection with the question & answer process until and including 20 March 2011;

10.3.5.10	the documents contained in the virtual data room operated by Intralinks, Inc. and accessible to Purchaser, its representatives and professional advisors until 20 March 2011 (herein “Data Room”), a complete set of which shall be set aside and saved and stored by Intralinks, Inc. on a DVD and preserved by notary public Dr. Hartmut Wicke, Munich,Germany, for purposes of providing evidence for a period of two (2) years after the Closing Date in accordance with a joint instruction letter attached hereto as Exhibit 10.3.5.10, it being understood that Intralinks Inc. has confirmed in a letter dated 21 March 2011 that the status quo of the Data Room was frozen as of such date;

10.3.5.11	the Documents contained in the so-called red data room set up in the offices of Hengeler Mueller on 19 and 20 March 2011, a complete set of which shall be set aside and saved by Notary Dr. Hartmut Wicke for purposes of providing evidence for a period of two (2) years after the Closing Date in accordance with a joint instruction letter to be agreed in good faith by Purchaser and Seller as soon as practically feasible after the Signing Date;

10.3.5.12	the Disclosure Schedules, the Exhibits or elsewhere in this Agreement;

10.3.6	the Purchaser Claim results from, or is increased by, the passing of, or any change in any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body after the Effective Date;

10.3.7	the procedures set forth in Sections 10.2 or 10.5 were not observed by Purchaser or the Companies, unless Seller was not prejudiced by the non-compliance with such procedures.

10.4	When calculating the amount of the liability of Seller under or in connection with this Agreement, all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and Seller shall not be liable under or in connection with this Agreement in respect of any Purchaser Claim for any losses suffered by Purchaser or the Companies to the extent of any corresponding savings by, or net benefit to, any of the Companies, Purchaser and/or any Affiliate of Purchaser arising therefrom.

10.5	If (i) an order of any governmental authority (Behörde) is issued or threatened to be issued against Purchaser or any of the Companies or (ii) any of the Companies or Purchaser are sued or threatened to be sued by a third party, including any governmental agencies, in each case in a manner which may give rise to a Purchaser Claim (herein “Third Party Claim”), Purchaser shall give Seller prompt notice of such Third Party Claim and the following principles shall apply:

10.5.1	Purchaser shall procure (steht dafür ein) that Seller shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim and shall be given reasonable opportunity to comment or discuss with Purchaser any measures which Seller proposes to take or to omit in connection with such Third Party Claim. In particular, Seller shall be given an opportunity to comment on, participate in, and review any reports, audits or other measures and shall receive copies of all relevant orders (Bescheide) of any authority without undue delay (unverzüglich), but in any event at least ten (10) Business Days prior to the expiry of any relevant objection period (Einspruchs- oder Widerspruchsfrist).

10.5.2	No admission of liability shall be made by or on behalf of Purchaser or the Companies, and the Third Party Claim shall not be compromised, disposed of or settled, without the prior written consent of Seller.

10.5.3	Seller shall further be entitled, at its own discretion, to take such action (or cause Purchaser or the Companies to take such action) as Seller shall deem reasonably necessary to avoid, dispute, deny, defend, appeal, resist, compromise or contest such Third Party Claim (including making counter-claims or other claims against third parties) in the name of and on behalf of Purchaser or the Companies concerned, provided that the Purchaser and the Companies will not be required to take any action to the extent that doing so would be materially prejudicial to the commercial interests or relationships of the Purchaser or the Companies or their business. Purchaser will give and cause the Companies to give, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including reasonable access to premises and personnel during normal business hours and without causing substantial disruption of the business operations and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such Third Party Claim or liability as Seller or its professional advisors may reasonably request.

10.5.4	Seller agrees that all information obtained under this Section 10.5 shall be treated as Confidential Information.

10.5.5	To the extent that Seller is in breach of a Seller’s Guarantee or a Seller’s Covenant, all costs and expenses reasonably incurred by Purchaser in connection with the defence of such alleged Third Party Claim shall be borne by Seller; if it turns out that Seller was not in breach, any costs and expenses reasonably incurred by Seller in connection with such defence shall be borne by Purchaser.

11.	Seller’s Covenants

11.1	During the period between the Signing Date and the Closing Date, Seller shall procure (steht dafür ein) that the Companies shall continue to operate the Business in a manner substantially consistent with past practice in a fashion not to cause a Material Adverse Effect.

11.2	For the period between the Signing Date and the Closing Date, Seller shall procure (steht dafür ein) that the Companies shall, except as contemplated in this Agreement (in particular under Section 5 above) with the prior consent of Purchaser, such consent to be given in writing or in text form (Textform) and not to be unreasonably withheld and not to be delayed for more than five (5) Business Days from the receipt of the request for consent, not:

11.2.1	amend their articles of association or partnership agreements, as the case may be, except as in connection with the Capital Increase or such (other) measures which are provided for under Section 5 above in connection with the reorganization and refinancing of the Kabel BW Group;

11.2.2	adopt any domination, profit and loss transfer or any other enterprise agreements (Unternehmensverträge) within the meaning of Sections 291, 292 German Stock Corporation Act (AktG);

11.2.3	other than as contemplated in this Agreement, enter into any merger, split-off, conversion or any other restructuring, either under the German Transformation Act (UmwG) or otherwise, e.g. by way of accrual (Anwachsung);

11.2.4	enter into any acquisition or divestiture by any Company of a shareholding or business with a fair market value exceeding EUR 2,500,000 (in words: two million five hundred thousand Euro) in the individual case or EUR 5,000,000 (in words: five million Euro) in the aggregate case;

11.2.5	enter into any sale, assignment, lease or other form of disposal, in each case outside the ordinary course of business, of (i) any tangible fixed assets (materielles Anlagevermögen) of the Companies which are necessary for carrying out the Business in substantially the same fashion and manner as on the Signing Date or (ii) or any other material assets, except pursuant to contracts or commitments existing on the Signing Date and disclosed to Purchaser prior to the Signing Date or already approved in the 2011 budget of the Companies or, with respect to 2012 only, as provided for in the business plan for Kabel BW Group, in each case as disclosed in the Data Room (herein collectively “Relevant Budget”);

11.2.6	enter into, terminate or amend any other agreements that have a subject value in excess of EUR 2,500,000 (in words: two and a half million Euro) or that are otherwise material for the Business, except as for such measures which are provided for under Section 5 above in connection with the reorganization and refinancing of the Kabel BW Group, except as in connection with the issuance and offering of the Notes or in connection with the repayment of the LuxCo Loan Receivable, in each case in accordance with Section 4.1; it being understood that the New Financing Agreements, once entered into in accordance with the Offering Memorandum and the Structure Memo, must not be amended or terminated, either;

11.2.7	incur any incremental (zusätzliche) liability for borrowed money in favour of any person other than a Company, in each case excluding liabilities for borrowed money or guarantees towards any other Company and except already approved in the Relevant Budget or in connection with such measures which are provided for under Section 5 above in connection with the reorganization and refinancing of the Kabel BW Group;

11.2.8	make any material capital expenditure exceeding an amount of EUR 1,000,000 (in words: one million Euro) or commitment therefore, except for measures already approved in the Relevant Budget and except for capital expenditure for customer premise equipment resulting from subscriber additions in excess of those contemplated in the Relevant Budget;

11.2.9	grant any increase in wages, salaries, bonuses or other remuneration of any directors or employees other than increases (i) which are provided for by collective bargaining agreements (Tarifverträge) or references to such bargaining agreements in the individual employment contracts, or (ii) which are already approved in the Relevant Budget or (iii) relate to the envisaged retention and bonus programme in connection with the transaction contemplated hereunder in the aggregate amount of EUR 5.000.000 (in words: five million Euro), or otherwise enter into, amend or terminate any employment agreements with employees having an annual remuneration in excess of EUR 250,000 (in words: two hundred fifty thousand Euro);

11.2.10	cancel or waive any claims or rights each with an individual market value or initiate or settle litigation with a subject value in excess of EUR 200,000 (in words: two hundred thousand Euro);

11.2.11	take any of the actions as set forth in Section 8.2.3; or

11.2.12	agree, whether or not in writing, to do any of the foregoing.

Any requests by the Companies or Seller for Purchaser’s consent shall be addressed to the persons set forth in Exhibit 11.2 (herein “Contact Persons”) by email and fax. Purchaser’s consent shall be deemed given if and to the extent no response is received by the respective Company or Seller, as the case may be, within the five (5) Business Days period mentioned above.

11.3	For the period between the Signing Date and the Closing Date, Seller shall not:

11.3.1	resolve any dividends or other distributions (whether by reduction of capital or redemption (Einziehung) or purchase of shares or otherwise) to be paid or made by any of the Companies to Seller or any of Seller’s Affiliates;

11.3.2	increase or reduce the share capital of any Company or repurchase or redeem (einziehen) the Sold Shares or the New Sold Share or parts thereof;

11.3.3	permit that the Companies make any payments to Seller or Seller’s Affiliates.

Nothing in this Section 11.3 shall prohibit Seller from resolving any dividend or other distributions or permitting that any Company makes payments to Seller or Seller’s Affiliates if and to the extent that the aggregate amount of such dividends, distributions and payments does not exceed the Maximum Repayment Amount. Any payments on the LuxCo Loan Receivable by TopCo New, or any of the Companies for the account of TopCo New, exceeding the Maximum Repayment Amount is subject to the prior consent of the Purchaser.

11.4	The covenants of Seller contained in Sections 11.1 and 11.2 above are herein collectively referred to as “Seller’s Operating Covenants”. The covenants of Seller contained in Section 11.3 above are herein collectively referred to as “Seller’s Ringfencing Covenants”. Seller’s Operating Covenants and Seller’s Ringfencing Covenants are herein collectively referred to as “Seller’s Covenants”.

12.	Indemnity against Transaction Fees

12.1	Seller shall indemnify and hold harmless Purchaser or, at Purchaser’s election, the Companies against any Transaction Fees payable or to be paid by any of the Companies except as disclosed in Schedule 9.1.8 as well as against all liabilities, damages or losses and all reasonable out-of-pocket costs and expenses (including reasonable legal fees, expenses and disbursements) arising out of, or in connection with, such Transaction Fees (herein “Transaction Fees Indemnity”).

12.2	Section 10.2 and Section 10.5 shall apply mutatis mutandis.

13.	Expiration and Limitation of Claims

13.1	All claims of Purchaser arising under or in connection with this Agreement shall be time-barred (verjährt) upon the later of (i) four (4) months after the Closing Date and (ii) 31 March 2012. Exempted herefrom are:

13.1.1	all claims of Purchaser (i) in relation to the performance claim (Erfüllungsanspruch) to transfer title to the Sold Shares and the New Sold Share and (ii) for breaches of the Seller’s Guarantees pursuant to Sections 9.1.1 through 9.1.4, which shall be time-barred (verjährt) five (5) years after the Signing Date; and

13.1.2	all claims of Purchaser arising as a result of wilful or intentional breaches of Seller’s obligations under this Agreement which shall be time-barred (verjährt) in accordance with the statutory rules in Sections 195, 199 German Civil Code (BGB);

(herein collectively “Time Limitations”). All claims of Purchaser (i) referred to under Sections 13.1.1 and 13.1.2 above, (ii) for breach of any of the Seller’s Guarantees set forth in Sections 9.1.8 and 9.1.9 above or the Seller’s Ringfencing Covenants and (iii) under the Transaction Fees Indemnity are herein collectively referred to as “Exempted Claims”.

13.2	The expiry period for any claims of Purchaser under or in connection with this Agreement shall be tolled (gehemmt) pursuant to Section 209 German Civil Code (BGB) by any demand for fulfilment in compliance with Section 10.2 above, provided that Purchaser commences arbitral proceedings in accordance with Section 24.2 below within three (3) months after the expiry of the relevant Time Limitation. Section 203 German Civil Code (BGB) shall not apply, unless the relevant Parties agree in writing that the expiry period shall be tolled (gehemmt) on the basis of pending settlement negotiations.

13.3	No liability shall attach to Seller under or in connection with this Agreement if and to the extent the individual claim is less than EUR 3,000,000 (in words: three million Euro) (herein “De Minimis Claims”) and until the aggregate amount of claims (excluding De Minimis Claims) exceeds an aggregate amount of EUR 30,000,000 (in words: thirty million Euro) (Freibetrag) (herein “Deductible”). If the aggregate amount of claims under or in connection with this Agreement (excluding De Minimis Claims) exceeds the Deductible, Purchaser may claim only the amount exceeding the Deductible subject to the other provisions of this Section 13. The limitations of this Section 13.3 shall not apply to any Exempted Claims.

13.4	The aggregate liability of Seller under or in connection with this Agreement shall not exceed an amount of EUR 120,000,000 (in words: one hundred twenty million Euro) (herein “Liability Cap”). The Liability Cap shall not apply to any Exempted Claims, provided, however, that Seller’s overall liability under and/or in connection with this Agreement, except for claims of Purchaser arising as a result of wilful or intentional breaches of Seller’s obligations under this Agreement, shall in no event exceed one hundred (100) percent of the Purchase Price.

13.5

The Parties are in agreement that the remedies that Purchaser, or any of the Companies, may have against Seller for breach of obligations set forth in or in connection with this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchaser or the Companies under and/or in connection with this Agreement. Apart from the rights of Purchaser under this Agreement (i) any right of Purchaser to withdraw (zurücktreten) from this Agreement or to require the winding up of the transactions contemplated under this Agreement (e.g. by way of großer Schadenersatz or Schadenersatz statt der ganzen Leistung), (ii) any claims for breach of pre-contractual obligations (culpa in contrahendo), including but not limited to claims arising under Sections 241 (2), 311 (2) (3) German Civil Code

(BGB) or ancillary obligations (Nebenpflichten), including but not limited to claims arising under Sections 241 (2), 280 German Civil Code (BGB), (iii) any claims based on frustration of contract pursuant to Section 313 German Civil Code (BGB) (Störung der Geschäftsgrundlage), (iv) all remedies of Purchaser for defects of the purchase object including but not limited to claims arising under Sections 437 through 441 German Civil Code (BGB) are hereby expressly excluded and waived (verzichtet) by Purchaser, except for claims based on wilful deceit (arglistige Täuschung) or Seller’s own intentional behaviour (Vorsatz). Seller’s liability for intentional behaviour of the persons assisting the Seller in the performance of its obligations (Erfüllungsgehilfen) in the meaning of Section 278 German Civil Code (BGB), except for the managers and key employees of EQT Partners Beteiligungsberatung GmbH and its Affiliates, namely Thomas Klews, Jussi Nyrölä and Marcus Brennecke, shall be excluded.

14.	Purchaser’s and Guarantor’s Indemnity

14.1	Purchaser and Guarantor shall as joint and several debtors (Gesamtschuldner) indemnify and hold harmless Seller and Seller’s Affiliates and any of its or their successors, officers, directors, shareholders, employees and agents from and against any and all losses, liabilities (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes, reasonable legal fees, expenses and disbursements) arising out of or in connection with

14.1.1	any claims brought by Purchaser’s Affiliates, including the Companies, in connection with or arising out of the Ancillary Agreements (as defined in Section 20.1 below); and

14.1.2	any claims in connection with or arising out of the reorganization and refinancing of the Kabel BW Group in accordance with this Agreement, in particular any claims under Section 135 Insolvency Act (InsO);

14.1.3	any claims against the former members of Kabel BW Erste’s advisory board arising from or in connection with their actions in their capacity as former advisory board members;

unless and to the extent (i) Purchaser has the right to claim damages or indemnification from Seller in respect of such losses, liability or damages under the terms of this Agreement or, (ii) but only in the case of Section 14.1.1 and of Section 14.1.3, such liability/claim is based on a claim for wilful torts (vorsätzliche unerlaubte Handlungen) within the meaning of Sections 823 et seqq. of the German Civil Code (BGB) (herein “Seller’s Indemnification Claims”).

14.2	Seller’s Indemnification Claims shall be time-barred (verjährt) six (6) months after Seller or any of Seller’s Affiliates have been notified in writing of a claim or liability giving rise to a Seller’s Indemnification Claim.

14.3	Section 10.2 shall apply mutatis mutandis to any of Seller’s Indemnification Claims.

15.	Cooperation

15.1	In order to allow Purchaser to monitor Seller’s compliance with the Seller’s Covenants, until the Closing Date and as soon as they are available following every month’s end, Seller shall provide Purchaser with the monthly management accounts of the Companies, prepared in accordance with past practice.

15.2	Prior to the Closing Date, Seller agrees to use reasonable efforts to provide, or to cause the Companies to provide, Purchaser with such information that Purchaser can reasonably demonstrate is required by Purchaser’s ultimate parent Liberty Global, Inc. or any of its subsidiaries to comply with their public reporting obligations under applicable law, provided that

15.2.1	Purchaser has provided prior written notice to Seller of such reporting obligation (i) sufficiently in advance of the desired filing date and (ii) with sufficient detail of the information requirements from Seller; and

15.2.2	Seller and/or any of the Companies can make the requested information available without causing substantial disruption of their business operations.

15.3	The Parties shall closely cooperate in good faith in order to procure a smooth transition of the Business to Purchaser, such cooperation to include, to the extent permitted by law, the creation of a joint working group to develop an integration plan.

15.4	Purchaser undertakes to reimburse and indemnify and hold Seller harmless for all costs reasonably incurred in connection with its assistance pursuant to this Section 15.

16.	Guarantor’s Guarantee and Secondary Guarantor’s Guarantee

16.1	Guarantor hereby unconditionally and irrevocably guarantees to Seller the due and punctual performance of any payment obligations of each the Purchaser and the Backstop Bank, as the case may be, under this Agreement, in particular the payment of the Purchase Price and the Break-up Fee, if any.

16.2	The Guarantor hereby waives any rights which it may have to require Seller to proceed first against, or claim payment from, Purchaser to the effect that as between Seller and the Guarantor the latter shall be liable as principal debtor as if it had entered into the undertaking to fulfil any payment obligation under this Agreement, in particular the Purchase Price, jointly and severally with Purchaser.

16.3	For the avoidance of doubt, in the event that the Backstop Bank shall acquire the Sold Shares and the New Sold Share in lieu of Purchaser in accordance with Section 4.5 above, the Guarantor’s obligations hereunder shall lapse upon Backstop Bank’s payment of the Purchase Price and default interest, if any, or upon the Purchaser’s payment of the Break-up Fee, if any.

16.4	Secondary Guarantor hereby unconditionally and irrevocably guarantees to Seller to arrange for another suitable entity with a sufficient asset base to assume Guarantor’s obligations under this Agreement in lieu of Guarantor if and to the extent that the financial capability of Guarantor, due to corporate reorganizations within the Liberty Global group of companies, has been decreased in such manner that Guarantor is not able to fulfil its obligations hereunder when they become due.

17.	Restrictions of Announcement and Confidentiality

17.1

Each of the Parties undertakes that prior to the Closing Date it will not make, and will cause all of its Affiliates not to make, any announcement in connection with this Agreement unless (i) required by applicable mandatory laws or stock exchange regulations or (ii) Seller and Purchaser have given their consent to such announcement, including the form of such announcement, which consent may not be unreasonably withheld and may be subject to conditions. If and to the extent any announcement or disclosure of information regarding the subject matter of this Agreement is to be made under applicable mandatory laws or any applicable stock exchange regulations, the Party concerned shall, to the extent permissible under applicable laws or stock exchange regulations, not disclose any such information without first informing the other Parties thereof.

17.2	The Parties expressly acknowledge and agree that this Agreement and its terms and all information, whether written or oral, furnished by either Party and/or any of its Affiliates to another Party and/or any Affiliate of such other Party in connection with the preparation and negotiation of this Agreement and the due diligence conducted by Purchaser and/or any of its professional advisors in connection therewith (herein “Confidential Information”) shall be deemed to be confidential and shall be maintained by each Party and their respective Affiliates in strict confidence, it being understood that this shall also apply to any Confidential Information disclosed under Section 10.2 and/or 10.5 above or any provisions herein referring to Section 10.2 above.

17.3	The receiving Party shall use the same degree of care as it uses with regard to its own Confidential Information to prevent disclosure, use or publication of the Confidential Information of the other Party. Confidential Information of the originating Party shall be held in strict confidence by the receiving Party unless the receiving Party is able to prove that the Confidential Information is or has been:

17.3.1	obtained legally and freely from a third party without any restrictions;

17.3.2	independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Confidential Information of the disclosing Party, and documented to be as such;

17.3.3	made available by the disclosing Party for general release independent of the receiving Party;

17.3.4	made public as required by applicable laws, regulations, court proceedings or stock exchange regulations; or

17.3.5	within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

17.4	A receiving Party may disclose Confidential Information of a disclosing Party to directors, officers, and employees of the receiving Party or agents of the receiving Party including their respective brokers, lenders or insurance carriers who have specifically agreed in writing to non-disclosure in accordance with the terms and conditions hereof and who have a need to know such information in connection with the transactions contemplated under this Agreement. Any disclosure of Confidential Information required by legal process pursuant to this Section 17 shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its agents of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without a showing of irreparable harm or injury and without bond. The provisions of this Section 17 shall survive and remain effective for a period of three (3) years after the Closing Date.

18.	Notices

All notices and other communications under this Agreement, except as explicitly provided otherwise, shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:

If to Seller:

Oskar Rakso S.à r.l.

Attn.: Karl Heinz Horrer

23, Rue Aldringen

1118 Luxembourg

Luxembourg

with a copy to:

EQT Beteiligungsberatung GmbH

Attn.: Marcus Brennecke

Leopoldstr. 8

80802 Munich

Germany

and

Hengeler Mueller

Attn.: Dr. Hans-Jörg Ziegenhain

Leopoldstr. 8-10

80802 Munich

Germany

If to Purchaser or Guarantor:

UPC Germany HoldCo 2 GmbH

Attn.: Geschäftsführung

c/o Freshfields Bruckhaus Deringer LLP

Hohe Bleichen 7

20354 Hamburg

Germany

Liberty Global Holding BV

Attn.: General Counsel

Boeing Avenue 53

1119 PE Schiphol-Rijk

The Netherlands

with a copy to:

Liberty Global Europe BV

Attn.: General Counsel

Boeing Avenue 53

1119 PE Schiphol-Rijk

The Netherlands

and with a further copy to

Freshfields Bruckhaus Deringer LLP

Attn.: Dr. Michael Haidinger

Hohe Bleichen 7

20354 Hamburg

Germany

19.	Costs, Expenses, Fees and Charges

19.1	All costs, expenses, fees and charges in connection with the transactions contemplated under this Agreement, including legal services, shall be borne by the Party commissioning the respective costs, expenses, fees and charges.

19.2	Purchaser shall bear (i) all notarial fees incurred in connection with the notarization of this Agreement, the Ancillary Agreements and any related documents or agreements, (ii) all official fees charged by the antitrust authorities in connection with the Antitrust Clearance and (iii) any sales, transfer or stamp taxes (including any real estate transfer taxes), or other similar charges, payable by reason of the transactions contemplated under this Agreement.

20.	Entire Agreement, Interpretation

20.1	“Ancillary Agreements” shall mean the Contribution Agreement, Transfer Agreement and the Debt Assumption Agreement.

20.2	This Agreement, including the Ancillary Agreements, the Exhibits and Disclosure Schedules, comprises the entire agreement between the Parties concerning the subject matter hereof and supersedes and replaces all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including this Section 20.2) must be made in writing by the Parties or in any other legally required form, if so required.

20.3	In this Agreement, the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively.

21.	No Third Party Rights

This Agreement shall not grant any rights to, and is not intended to operate for the benefit of, third parties unless otherwise explicitly provided for herein. Wherever under this Agreement any party other than Purchaser is to be indemnified by Seller, such other party, in particular the Companies, shall not be entitled to bring any claims for indemnification against Seller (kein echter Vertrag zugunsten Dritter).

22.	No Assignment, No Set-off Rights

22.1	Unless otherwise explicitly provided for in this Agreement, no Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties, except for claims assigned as security (sicherungsabgetreten) to Purchaser’s financing sources.

22.2	No Party, except as provided otherwise in this Agreement, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have under this Agreement against any rights or claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

23.	Certain Terminology

23.1	“Business Days” shall mean any days on which banks are open for general business in Frankfurt am Main, Germany, or, with respect to determination of the Scheduled Closing Date only, days on which banks are open for general business in Frankfurt am Main, Germany, the Grand-Duchy of Luxembourg, London, United Kingdom, and Amsterdam, the Netherlands.

23.2	Interest payable under any provision of this Agreement shall be calculated on the basis of actual days elapsed divided by 365.

24.	Governing Law, Dispute Resolution

24.1	This Agreement shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws and without regard to the UN Convention on the Sale of Goods.

24.2	All disputes arising under or in connection with this Agreement (including any disputes in connection with its validity) shall be exclusively and finally settled by three arbitrators in accordance with the Arbitration Rules Supplementary Rules for Expedited Proceedings of the German Institution of Arbitration e.V. (DIS), which are contained in a reference deed (Bezugsurkunde) of the notary public Dr. Cord-Georg Hasselmann, roll of deeds no. Hs 8/2010 dated 10 September 2010 and the Supplementary Rules for Expedited Proceedings of the German Institution of Arbitration e.V. (DIS) attached hereto as Exhibit 24.2, without recourse to the ordinary courts of law. The place of the arbitration shall be Munich. The language of the arbitral proceedings shall be English. Documents in the German language do not have to be translated into the English language.

25.	Invalid Provisions, Unintended Gaps (Salvatorische Klausel)

25.1	In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties.

25.2	The same shall apply in the event that this Agreement and/or any of the Ancillary Agreements contain any unintended gaps (unbeabsichtigte Vertragslücken).